Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated October 16, 2026, is by and between Laser Photonics Corporation, a Delaware corporation (the “Company”), and Dmitri Nikitin (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as Executive Chairman of the Board of Directors and shall have the duties of a principal executive officer of the Company, with the duties, authority, and responsibilities customarily associated with the position of Chief Executive Officer, effective as of October 12, 2026 (the “Effective Date”); and

WHEREAS, this Agreement supersedes any and all prior employment agreements, offer letters, or similar agreements by and between Executive and the Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. The employment of Executive shall commence for an initial term until the third anniversary of the Effective Date (the “Employment Period”).

2. Duties. During the Employment Period, Executive shall serve as Executive Chairman of the Board and shall have the duties of a principal executive officer of the Company for purposes of its filings with the U.S. Securities and Exchange Commission and for purposes of corporate governance. In such capacity, Executive shall have duties, authority, and responsibilities commensurate with those customarily associated with the position of chief executive officer (i.e., shall assume the executive leadership responsibilities previously held by the Company’s prior chief executive officer, Wayne Tupuola, following his resignation), including responsibility for the Company’s overall strategic direction, management, operations, and performance, subject to the authority and oversight of the Board. Executive shall report directly to the Board. All employees of the Company and of all of its Affiliates (as defined below) will report directly or indirectly to Executive (provided that the Chief Financial Officer shall also report on a dotted line basis to the Board).

3. Time Commitment. Executive shall serve on a full-time basis and devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties and responsibilities to the Company. Notwithstanding the foregoing, Executive may, without prior approval of the Board, (a) manage personal and family investments, (b) engage in charitable, civic, and community activities, and (c) engage in other business activities or serve as a director, officer, or advisor of other entities, without prior disclosure to or approval by the Board, provided that such activities do not compete with the business of the Company, materially interfere with Executive’s duties and responsibilities to the Company, or otherwise violate Executive’s obligations under this Agreement.

4. Compensation.

4.1 Base Salary from Company. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an initial annual rate of $400,000, subject to applicable withholding, deductions, and other taxes, and payable in accordance with the Company’s ordinary payroll practices (in effect from time to time). During the Employment Period, Executive’s Base Salary will be reviewed on an annual basis and may be increased (but not decreased) based on performance as determined by the Company and in the Board’s sole discretion. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, but no less often than once per month.

4.2 Equity Award. As soon as reasonably practicable following the Effective Date, and subject to any required corporate, regulatory, or shareholder approvals, the Company shall grant Executive an equity award equal to two million (2,000,000) shares of the Company’s common stock (the “Equity Award”) under the Company’s 2019 Stock Incentive Plan which shall vest as follows: 50% of the Equity Award shall vest on the date of grant and remaining 50% of the Equity Award shall vest ratably upon the first two (2) anniversaries of the Effective Date, subject to Executive’s continued employment through each applicable vesting date, except as otherwise provided in Section 6. The Equity Award shall be evidenced by a separate award agreement consistent with this Agreement to be entered into by and between Executive and the Company.

4.3 Paid Time Off. Executive shall be entitled to six (6) weeks of paid time off each year to be used in compliance with Company policy and applicable law (including, if applicable, limitation on rollover over multiple years).

4.4 Benefits. During the Employment Period, Executive shall be entitled to participate in any benefit plans offered by the Company as in effect from time to time (collectively, “Benefit Plans”) on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive acknowledges and agrees that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion, in accordance with applicable law.

4.5 Car Allowance. During the Employment Period, the Company shall pay Executive a car allowance of $1,850 per month as reimbursement for Executive’s vehicle costs (including insurance and maintenance). This car allowance right shall cease upon termination of Executive’s employment.

5. Termination. Executive’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (mutually agreed upon by Executive and the Company) that Executive is unable to perform Executive’s duties under this Agreement with or without reasonable accommodation, for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any three hundred sixty-five (365) day period. If there is a question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree, the same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. If the parties hereto cannot agree as to a qualified independent physician, each of Executive, on the one hand, and the Company, on the other, shall appoint such a physician and those two (2) physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. Executive shall fully cooperate in connection with the determination of whether Disability exists.

5.3 At the option of the Company for Cause (as defined in Section 6.3), on written notice to Executive; or

5.4 At the option of Executive (a) for Good Reason (in accordance with the definition in Section 6.3) or (b) for any or no reason other than Good Reason on thirty (30) days’ prior written notice to the Company, which the Company may, in its sole discretion, relieve Executive of Executive’s duties and responsibilities or exclude Executive from any of the premises of the Company, or both (“Garden Leave”), and during Garden Leave, Executive (i) shall remain an employee of the Company and continue to be subject to all of Executive’s obligations under this Agreement, (ii) shall continue to be paid Executive’s full Base Salary, and (iii) shall continue to be eligible to participate in the Company’s employee benefit plans in accordance with the terms of such plans; provided that if Executive unilaterally resigns Executive’s employment before the end of such requisite notice period, then such resignation shall be treated for purposes of this Agreement as a termination under Section 5.3.

6. Severance Payments.

6.1 Termination by the Company Without Cause, due to Death or Disability or Resignation by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause, due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2, respectively, or Executive resigns for Good Reason, Executive or Executive’s legal representatives, as applicable, shall be entitled to:

(a) as soon as reasonably practicable following such termination, payment of Executive’s accrued and unpaid Base Salary, accrued and unpaid paid time off, reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination, and all other accrued and vested amounts or benefits due to Executive in accordance with the Company’s benefit and compensation plans (other than any compensation or benefits under any severance plans) (collectively, the “Accrued Compensation”); and

(b) subject to Section 6.4, any unvested portion of the Equity Award as of the termination date shall fully vest as of such termination date; and

(c) salary continuation payments in accordance with the Company’s ordinary payroll practices, equal to twelve (12) months of Executive’s then-current Base Salary (with the first payment being made on the next payroll date following General Release becoming effective and irrevocable (provided that if such event can occur in two calendar years, the first payment shall not be made until the first payroll date in the second calendar year) and such payment shall contain all amounts which should have been paid prior to such date, but were not paid); and

(d) subject to Executive’s timely election of continuation coverage under COBRA, reimbursement of the monthly premium cost of such COBRA continuation coverage for Executive and Executive’s eligible dependents for a period of twelve (12) months following the date of termination, or until Executive becomes eligible for group health coverage through a subsequent employer, if earlier.

6.2 Termination by Executive without Good Reason or by the Company for Cause. Upon the termination of Executive’s employment by Executive without Good Reason or by the Company for Cause pursuant to Section 5.3, Executive shall be entitled to receive only the Accrued Compensation.

6.3 Definitions.

(a) “Affiliate” means, with respect to the Company, all of its subsidiaries.

(b) “Cause” for purposes of this Agreement, “Cause” shall mean:

(i) Executive’s continued failure or refusal to perform his employment duties after being given written notice and thirty (30) days to remedy such failure or refusal;

(ii) Executive’s willful misconduct, gross negligence, act of dishonesty or breach of trust in connection with Executive’s employment, which, if curable, is not cured within thirty (30) days of written notice from the Company;

(iii) Executive’s indictment for, or a plea of guilty or no contest to, any felony or criminal offense involving fraud, dishonesty, misappropriation or serious moral turpitude;

(iv) Executive’s violation of any material written policies of the Company or its Affiliates of which Executive has received written notice and which violation is, in each case, if curable, not cured within thirty (30) days of written notice from the Company;

(v) Executive’s breach of any restrictive covenant obligations to the Company or its Affiliates, including, without limitation, those set forth in Section 8 of this Agreement; or

(vi) material breach by Executive of any of the provisions of this Agreement or any other agreement between the Company and its Affiliates on the one hand and Executive on the other hand, which (if curable) is not cured within thirty (30) days of written notice.

(c) “Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities, except to the extent such reduction occurs in connection with an investigation of whether or not the event constituting Cause occurred or due to Executive’s death or Disability or as required by applicable law; (ii) a material reduction in Base Salary (material is defined as greater than ten percent (10%)) other than an across the board reduction in salary that affects similarly situated executives of the Company; (iii) a material breach by the Company of any material provision of this Agreement; or (iv) the relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s then-current principal place of employment. Any Good Reason termination will require thirty (30) days’ advanced written notice by Executive of the event giving rise to Good Reason within thirty (30) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within sixty (60) days following such notice. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within thirty (30) days after the failure of the Company to cure a Good Reason event.

6.4 Conditions to Payment. All payments and benefits due to Executive under this Section 6, other than the payment of Accrued Compensation, or which are otherwise required by law (all other payments under Section 6, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) the release of claims that will be provided to the Executive by the Company (the “General Release”). Such General Release shall comply with all requirements of Section 409A of the Code and be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return the General Release or revocation thereof shall be a waiver by Executive of Executive’s right to receive any Severance. In addition, Severance shall be conditioned on Executive’s compliance with Section 8 hereof. Thereafter, the Company will have no further obligation to Executive under this Agreement.

7. Reimbursement of Expenses. The Company shall reimburse Executive for all documented reasonable and necessary out-of-pocket business expenses actually incurred and paid by Executive during the Employment Period (including expenses incurred from and after the Effective Date, regardless of whether incurred prior to the execution of this Agreement) directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time. The Company shall reimburse properly submitted and substantiated expenses within thirty (30) business days following submission.

8. Restrictions on Activities of Executive. In consideration of the compensation and benefits provided for pursuant to Executive’s employment, and Executive’s access to confidential information and trade secrets and specialized training, the sufficiency of which consideration is hereby acknowledged, Executive agrees to the following covenants and their terms. Executive acknowledges and agrees that Executive would not otherwise be entitled to employment with the Company, eligibility for Severance, and/or access to confidential information and trade secrets and specialized training but for Executive’s agreement to the protective covenants contained in this Section 8, and that this Agreement is supported by good and valuable consideration to which Executive is not otherwise entitled. Executive acknowledges and agrees that the covenants herein are ancillary to this Agreement.

8.1 Non-Competition. Executive covenants and agrees that, during the Employment Period and for a period of twelve (12) months following Executive’s last day of employment with the Company, regardless of the reason for termination (the “Restriction Period”), Executive shall not: (a) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (b) assist anyone else in engaging in Competitive Activity within the Prohibited Territory. “Competitive Activity” means competing against the Company or any of its Affiliates, by doing any of the following in the Prohibited Territory for an entity engaged in the Business (as defined below): (a) performing the same or similar work as Executive performed on behalf of the Company at any time during the last twenty-four (24) months of employment with the Company; (b) performing work in any executive or upper management capacity; (c) performing work which involves the management or oversight of others who perform duties or services similar to the duties or services Executive performed for the Company during Executive’s last twenty-four (24) months of employment with the Company; or (d) performing work in any capacity that would be reasonably likely to risk the disclosure and/or use of Confidential Information (as defined below). Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than two percent (2%) of the outstanding shares in a public company shall not, by itself, constitute Competitive Activity. “Business” means the business of the Company, taken as a whole, conducted at any time on or prior to Executive’s date of termination (or, if earlier, the date of the applicable event). “Prohibited Territory” means any state in the United States where the Company is providing services or has provided services in the last twenty-four (24) months, as of the date of Executive’s termination, so long as the Company’s revenue from that state is greater than ten percent (10%) of the Company’s overall revenue as of the date of Executive’s termination. Executive acknowledges that, so long as Executive meets the salary threshold under Florida Statute § 542.43(3) of earning greater than twice the annual mean wage of the county of Executive’s residence, this Agreement shall constitute a “Covered Non-Compete Agreement” under Florida Statute § 542.43(6). Executive acknowledges and agrees that the covenant contained herein is necessary to protect the Company’s legitimate business interests, including its Confidential Information and trade secrets, clients, goodwill, reputation and referral sources.

8.2 Non-Solicitation.

(a) Customer Non-Solicitation. Executive covenants and agrees that, during the Restriction Period, regardless of the reason for termination, Executive shall not, directly or indirectly: (i) solicit or cause or attempt to solicit or cause any Restricted Customer (as defined below) to purchase any services or products from any business other than the Company and/or its Affiliates that are competitive with or a substitute for the services or products offered by the Company and/or its Affiliates; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a substitute for the Company’s and/or its Affiliates’ services or products; or (iii) solicit or cause or attempt to solicit or cause any supplier of goods or services to the Company and/or its Affiliates not to do business with, or to reduce any part of its business with, the Company and/or its Affiliates. “Restricted Customer” means: (A) any customer of the Company and/or its Affiliates with whom Executive had contact or communications at any time during Executive’s last twenty-four (24) months as a Company employee; (B) any customer of the Company and/or its Affiliates for whom Executive supervised the Company’s account or dealings at any time during Executive’s last twenty-four (24) months as a Company employee; and/or (C) any customer of the Company and/or its Affiliates about whom Executive obtained any Confidential Information during Executive’s last twenty-four (24) months as a Company employee.

(b) Employee Non-Solicitation and Non-Raiding. Executive covenants and agrees that, during the Restriction Period, Executive shall not, directly or indirectly, recruit, solicit or encourage any employee, independent contractor or any person employed by the Company and/or its Affiliates at any point during Executive’s last six (6) months with the Company, with whom Executive worked or about whom Executive had access to Confidential Information, to leave his or her employment or engagement with the Company and/or its Affiliates.

Executive acknowledges and agrees the covenants contained in this Section 8.2 are necessary to protect the Company’s legitimate business interests, including its Confidential Information and trade secrets and its customer, supplier and employee relationships, goodwill and loyalty.

8.3 Confidentiality. Executive agrees and acknowledges that the Company and its Affiliates have developed Confidential Information (as defined below) at great time and expense and further agrees that the Company and its Affiliates will continue to provide Executive with access to Confidential Information and specialized training. Executive covenants and agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out Executive’s assigned duties with the Company, during Executive’s employment with the Company and perpetually thereafter with respect to trade secrets (for as long as such information is deemed a trade secret under applicable law), and for five (5) years thereafter with respect to all other Confidential Information: (a) Executive shall keep strictly confidential and not disclose to any person not employed by the Company and/or its Affiliates any Confidential Information; and (b) Executive shall not use for the benefit of Executive or for any other person or entity any Confidential Information. “Confidential Information” means all confidential, proprietary or business information related to the Company’s and/or its Affiliates’ business that is furnished to, obtained by, or created by Executive during Executive’s employment with the Company and which could be used to harm or compete against the Company and/or its Affiliates, including, by way of illustration, information relating to: (i) methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors and markets; (ii) finances, including financial statements, balance sheets, sales data, forecasts and cost analyses; and (iii) plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; provided, that, there shall be no obligation hereunder with respect to information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) has been independently developed or disclosed by others (except in connection with any disclosure by another party in violation of such other party’s confidentiality obligations to the Company), or (iv) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

8.4 Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have automatically resigned, to the extent applicable, if any, as an officer of the Company and any of its Affiliates, a member of the Board, or the board of directors or equivalent of any of the Company’s Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

8.5 Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that during the Employment Period and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of employment hereunder, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims made against the Company or any of its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims made by the Company or any of its Affiliates, to the extent that such claims may relate to the Employment Period (collectively, “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or any of its Affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or any of its Affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or any of its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or any of its Affiliates with respect to such investigation, and will not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive will not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in complying with this Section 8.5.

8.6 Non-Disparagement. During Executive’s employment with the Company, and at all times thereafter, Executive agrees that, except as required by applicable law or compelled by process of law, Executive will not, nor permit anyone acting on Executive’s behalf to, (i) make any derogatory, disparaging, or critical statement about the Company or any of its direct or indirect subsidiary companies, or any of their respective current officers, directors, employees, shareholders, interest-holders, members, or lenders, or any persons who were officers, directors, employees, shareholders, interest-holders, members, or lenders during Executive’s employment, or (ii) without Company’s prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Company or any of its direct or indirect subsidiary companies. The Company shall direct its directors and senior executive officers not to make any derogatory or disparaging statement about Executive, except (A) as required by applicable law or compelled by process of law or (B) for internal communications in connection with performance reviews or other internal discussions related to Executive.

8.7 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement will result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to temporary and permanent injunctive relief without bond and without liability should such relief be denied, modified or violated.

10. Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or any of its direct or indirect subsidiaries at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Executive agrees that the court making such determination shall have the power to blue-pencil, reform or reduce the duration, scope and/or area of such provisions to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable to the maximum extent permitted by applicable law.

11. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

12. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Laser Photonics Corporation

250 Technology Park

Lake Mary, Florida 32746

Attn: Qing Lu

Email: qinglujin06@gmail.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

321 North Clark Street

31st Floor

Chicago, IL 60654

Attention: Alexander M. Schwartz

Telephone: 310.850.5207

E-mail: aschwartz@sheppard.com

If to Executive:

The last address shown on records of the Company.

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Indemnification; D&O Insurance.

13.1 Indemnification. The Company shall indemnify and hold harmless Executive, to the fullest extent permitted by applicable law and the Company’s governing documents, from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to Executive’s service as an officer, director, employee, or fiduciary of the Company or any of its Affiliates, including in connection with any threatened, pending, or completed action, suit, investigation, or proceeding (whether civil, criminal, administrative, or investigative); provided, that, such indemnification shall not extend to any claim, liability, loss, damage, cost, or expense arising out of or relating to Executive’s fraud, gross negligence, criminal conduct, or willful misconduct. This indemnification obligation is in addition to, and not in lieu of, any rights Executive may have under the Company’s certificate of incorporation, bylaws, other governing documents, applicable law, or any separate indemnification agreement between Executive and the Company, and shall survive the termination of Executive’s employment and this Agreement.

13.2 Advancement of Expenses. The Company shall advance to Executive, within twenty (20) business days following Executive’s written request, all reasonable expenses (including reasonable attorneys’ fees) actually and necessarily incurred by Executive in defending or otherwise participating in any proceeding described in Section 13.1 above, subject to Executive’s undertaking to repay such amounts if it is ultimately determined that Executive is not entitled to be indemnified under this Agreement or applicable law.

13.3 D&O Insurance. The Company shall maintain directors’ and officers’ liability insurance covering Executive’s service to the Company on terms (including coverage amounts and scope) no less favorable to Executive than the coverage provided to other similarly situated senior officers and directors of the Company. Such coverage shall continue to apply to Executive with respect to acts or omissions occurring during Executive’s service, for so long as such claims-made coverage may be maintained following Executive’s termination of employment, consistent with the Company’s insurance program as in effect from time to time for its senior officers and directors generally.

14. Miscellaneous.

14.1 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

14.2 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

14.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, discussions, and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

14.4 Assignment and Transfer. The provisions of this Agreement shall be binding on the parties hereto and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an Affiliate. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable law. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

14.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

14.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

14.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

14.8 Arbitration. In consideration of the Company continuing to employ Executive and the benefits provided under this Agreement, Executive and the Company each agree that if any contest or dispute arises between the parties with respect to this Agreement or Executive’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 8 hereof, such contest or dispute shall be submitted to binding arbitration to occur in the State of Florida in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration, and the Company shall pay the fees of the AAA and the arbitrator to the extent such fees exceed the amount of an ordinary civil court filing fee, with Executive responsible for an amount equal to such ordinary filing fee. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees and costs to the prevailing party, under the standards for an award of fees provided by law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This mutual arbitration agreement will cover all matters directly or indirectly related to Executive’s recruitment, hiring, employment with or termination from the Company, except as expressly set forth herein as relates to the parties’ ability to seek injunctive relief in a court of competent jurisdiction and except as expressly required by applicable law. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING.

14.9 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof.

14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LASER PHOTONICS CORPORATION

By:	/s/ Qing Lu
Name:
Title:	Director

EXECUTIVE

/s/ Dmitri Nikitin
Name:	Dmitri Nikitin